Exhibit 4.158

Appendix VI: New Right of First Refusal Agreement (Signed by Party B, Party C and Party D)

Right of First Refusal & Cooperation Agreement

This Agreement is concluded and signed on November 23, 2016 in Beijing China by and among:

Party A: Zhengyong Information Technology (Shanghai) Co., Ltd.

Registered address: Suite 301-A, Building 8, 690 Bibo Road, Shanghai

Party B: Ying Zhu

Address: 17/F, Building A, Fuzhuo Tower, 28 Xuanwumenwai Street, Xicheng District, Beijing

ID card No.: 420103198502153728

Party C: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

Registered address: 1006#, 10/F, Block 4SEG Sci-tech. park, Huaqiang Rd(N), Futian District, Shenzhen

Legal Representative: Yan Zhang

Whereas:

(1)	Party A, a limited liability company duly organized and validly existing in Shanghai, provides technical support, strategic consulting and other related services to Party C; Party A presently has become an important partner of Party C;

(2)	In order to financially aid Party B in the investment in Party C, Party A signed a Loan Agreement on November 23, 2016 with Party B, providing a loan of RMB 6,000,000 to Party B; Party B used such loan to become a shareholder of Party C and holds respectively 30% of the equities of Party C;

(3)	In order to secure Party C’s payment obligation under the agreements signed thereby with Party A, Party B signed an Equity Pledge Contract (hereinafter referred to as the “Pledge Contract”) with Party A on November 23, 2016 pledging their equities in Party C respectively to Party A; and

(4)	Party B and Party C intend to authorize the exclusive option to Party A to purchase at any time all or part of the equities/assets of Party C held by Party B subject to the satisfaction of the requirements of laws of China.

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The Parties, in the principles of sincere cooperation, equality & mutual benefit and joint development, make and enter into an agreement as follows through friendly consultation in accordance with the provisions of related laws and regulations of the People’s Republic of China:

Article 1 Definitions

For the purpose of this Agreement, the following terms shall have the meaning as set forth below:

1.1.	Agreement means this Right of First Refusal & Cooperation Agreement, the appendixes hereto and written documents made by the Parties hereto from time to time on amendment to and change of contents in the form of officially signing written agreements;

1.2.	China means the People’s Republic of China and, for the purpose of this Agreement, excludes Hong Kong, Taiwan and Macao.

1.3.	Date means a certain day in a certain month of a certain year; “within” and “no later than” a certain day in this Agreement include the given day.

Article 2 Authorization and Exercise of Right of First Refusal

2.1	The Parties agree that Party A has the exclusive option and may, under the condition of conforming to the requirements of laws of China and the provisions hereof (including but not limited to when Party B, people are no longer directors or employees of Party C, or intend to transfer equities to any person who is not a present shareholder), purchase at any time all or part of Party B’s equities or all or part of the assets owned by Party C corresponding to such equities; such option may be exercised by Party A or an eligible entity designated by Party A. Such authorization is irrevocable during the term hereof.

2.2	Party A may exercise the option by firstly sending a written notice (“Notice of Exercise”) to either Party B or Party C.

2.3	Party B or Party C (as the case may be) shall sign a contract for transfer of equities/assets and other documents for implementation of transfer (collectively referred to as “Transfer Documents”) with Party A (or an eligible entity designated thereby) within thirty (30) days after receiving the Notice of Exercise.

2.4	If permitted by law and if Party A makes the decision to exercise the option, Party B and Party C must unconditionally cooperate with Party A in handling all necessary approvals, permits, registrations, filings and other formalities for the transfer.

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Article 3 Representations and Warranties

Either Party hereby represents and warrants to the other Parties that:

3.1	Either Party hereby represents and warrants to the other Parties as follows: (1) it has all necessary rights, capacities and authorities to execute and perform all obligations and responsibilities hereunder; (2) the execution or performance hereof does not breach any significant contract or agreement to which such Party is a party, nor any significant contract or agreement binding such Party or its assets.

3.2	Party B represent and warrant to Party A as follows: (1) he/she is a legally registered shareholder of Party C and he/she has fully paid to Party C its share of the registered capital of Party C pursuant to the requirements of laws of China; (2) save and except the right of pledge established under the Pledge Contract, Party C’s equities held hereby is free of any other mortgage, pledge, security interest or encumbrances of other forms; (3) he/she does not sell or offer for sale Party C’s equities to any other parties.

3.3	Party C hereby represents and warrants to Party A as follows: (1) it is a limited liability company organized and validly existing under the laws of China; (2) its business operation conforms to the provisions of laws of China in all material aspects.

Article 4 Exercise Price

When permitted by applicable laws, Party A (or an eligible entity designated thereby) shall have the right to purchase, at the price equal to the sum of the principals lent by Party A to Party B under the Loan Agreement (RMB 6,000,000), at any time Party C’s equities held by Party B or all or part of the assets owned by Party C and corresponding to such equities. If Party A (or an eligible entity designated thereby) chooses to purchase part of the equities or assets, the exercise price shall be adjusted appropriately according to the proportion of the equities or assets to be purchased to the total equities of assets. When purchasing, pursuant to the provisions hereof, Party B’s equities from Party B and Party C or all or part of the assets owned by Party C and corresponding to such equities, Party A (or an eligible entity designated thereby) shall have the right to set off the principal owed by Party B to Party A under the Loan Agreement against the purchase price payable to Party B. When Party A actually purchases the equities or assets from Party B and Party C pursuant to the provisions hereof, if the exercise price required by relevant laws of China or the approval authority is higher than the exercise price specified above herein, the exercise price actually paid by Party A shall be subject to the price required by relevant laws or the approval authority.

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Article 5 Other Stipulations

The Parties further agree:

5.1	Before Party A (or an eligible entity designated thereby) exercises the Right of First Refusal to obtain all equities or assets, Party C may not:

5.1.1	Sell, transfer, mortgage or dispose otherwise lawful or beneficial interest in any assets, business or income, or permit the establishment of any other security interest therein (save and except those generated in the normal or routine business process or those that have been disclosed to Party A and obtain the written consent of Party A);

5.1.2	Conclude any transaction that will materially affect its assets, liabilities, operation, equities and other lawful rights (save and except those generated in the normal or routine business process or those that have been disclosed to Party A and obtain the written consent of Party A); and

5.1.3	Pay out dividends to shareholders in any form.

5.2	Before Party A (or an eligible entity designated thereby) exercises the Right of First Refusal to obtain all equities or assets, Party B may not:

5.2.1	Supplement, amend or change the constitutional documents of the company in any form, and such supplementation, amendment or change will materially affect its assets, liabilities, operation, equities and other lawful rights (save and except proportionate increase of capital carried out to satisfy the requirements of law);

5.2.2	Cause Party C to conclude any transaction that will materially affect its assets, liabilities, operation, equities and other lawful rights (save and except those generated in the normal or routine business process or those that have been disclosed to Party A and obtain the written consent of Party A); and

5.2.3	Cause the board of shareholders of Party C to adopt resolutions on payout of dividend.

5.3	After the signature of this Agreement, Party B (the “Principal”) shall sign a power of attorney satisfactory to Party A, authorizing the person designated by Party A (hereinafter referred to as the “Trustee”) to exercise on behalf thereof all voting rights owned thereby as the holder of Party B’s equities, including but not limited to appointment and selection of directors, general manager and other senior managers of Party C as the authorized representative of Party B at the shareholders’ meeting of Party C. The initial term of such power of attorney shall be 20 years, and such term shall be automatically extended upon the expiry of the initial term, unless Party A notifies the Principal in writing to terminate such power of attorney. The aforesaid authorization and entrustment are preconditioned on that the “Trustee” is a Chinese citizen and an employee of Party A and that Party A gives consent to such authorization and entrustment. Once the “Trustee” no longer holds any post in Party A or Party A gives a written notice on replacing the “Trustee”, Party B will immediately withdraw the entrustment and authorization given to the “Trustee”, and will designate/authorize Party A’s another Chinese-citizen employee to exercise the aforesaid shareholder’s voting power enjoyed thereby at the shareholders’ meeting of Party C. The Trustee shall perform the Trustee’s obligations prudently and diligently under law within the scope of authorization and shall hold the Principal harmless from and against any loss/damage that may arise out of the authorization and entrustment (save and except the loss/damage suffered by the Principal due to the intentional act or gross negligence of the Principal); otherwise, the Trustee shall assume all legal and economic liabilities to the Principal and Party C under law.

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5.4	If permitted by applicable law, Party B will correspondingly extend the term of operation of Party C according to the approved term of operation of Party A so that the term of operation of Party C will be the same as that of Party A.

5.5	If Party C has demand for fund as required by operation, Party A will, or will arrange a related company to, provide a loan to Party C in manners permitted by laws. If the loss suffered by Party C makes it to be unable to repay the loan, Party A agrees to or causes the related company to waive the right of recourse with respect to such loan.

5.6	Where Party B perform, as agreed, the obligations under this Agreement and any other business agreements concluded with Party A, if such performance incurs any legal and economic obligations to any institutions and individuals other than Party A, Party A shall give all necessary support so as to enable Party B to perform corresponding obligations and to hold Party B from and against any loss/damage.

Article 6 Confidentiality

Without the prior consent of the other Parties, either Party shall maintain the confidentiality of the contents hereof, and may not disclose or publish the contents of this Agreement to any other persons, provided that the provisions of this Article will not prohibit (i) any disclosure made pursuant to related laws or the rules of any stock exchange; (ii) any disclosed information is publicly available, which is not caused by the default of the disclosing party; (iii) any disclosure made by either party to its shareholders, legal counsels, accountants, financial counsels, and other professional counsels; or (iv) disclose made to the potential buyers or other investors of the equities/assets of either party or of the shareholders thereof or to the providers of debt or equity financing, provided that the receiving party shall make appropriate confidentiality undertakings (where the transferring party is not Party A, the consent of Party A shall be obtained).

Article 7 Governing Law and Liabilities for Breach of Contract

The formation, validity, interpretation, and performance of the Agreement and the Dispute Resolution in connection herewith shall be governed by the laws of the People’s Republic of China.

If either Party hereto, in breach of the provisions hereof, fails to fully perform this Agreement or makes any misstatement or material concealment of fact or major omission in the representations and warranties made herein, or fails to perform the warranties made thereby, such Party shall constitute breach of contract, and shallassume corresponding liabilities for breach of contract under law.

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Article 8 Dispute Resolution

8.1	Any dispute arising with respect to the performance hereof shall be resolved by the disputing Parties through friendly consultation; should the consultation fail, the Parties may institute arbitration proceedings;

8.2	The dispute shall be submitted to China International Economic and Trade Arbitration Commission Beijing Arbitration Center to be arbitrated in Beijing according to its then effective arbitration procedures;

8.3	The award of the arbitration commission shall be final and binding on the Parties hereto.The arbitration cost (including but not limited to the arbitration fee and attorney’s fee) shall be borne by the losing party, unless otherwise provided for in the arbitration award.

Article 9 Effectiveness of Agreement

This Agreement shall take effect and continue to be effective after being signed by the Parties.

Party A may rescind this Agreement by giving a thirty days’ notice to the other Parties. Except for the foregoing, no other Parties may unilaterally rescind this Agreement without the consensus reached by the Parties through consultation.

Article 10 Amendment to Agreement

The Parties shall faithfully perform this Agreement after it takes effect and any amendment hereto shall be invalid unless it is made in writing after the Parties reach a consensus through consultation and Party A and Party C have respectively obtained necessary authorizations and approvals.

Article 11 Counterparts

This Agreement is made in triplicate, with Party A, Party B and Party C each holding one copy.

Article 12 Supplementary Provisions

12.1	The titles and headings of this Agreement are for convenience only and may not affect the contents and interpretation of the body of the Agreement.

12.2	For any matter not stated herein, the Parties shall make and conclude a supplementary agreement, which shall serve as an appendix hereto and shall have the same legal effect with this Agreement.

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Party A: Zhengyong Information Technology (Shanghai) Co., Ltd.

Official seal:

Authorized representative (signature):

Party B: Ying Zhu

Signature:

Party C: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

Official seal:

Authorized representative (signature):

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